Exhibit 4.02

SEALED AIR CORPORATION
REGISTRATION RIGHTS AGREEMENT
Dated as of October 3, 2011

REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT, dated as of October 3, 2011 (as it may be amended from time to time, this “Agreement”), among Sealed Air Corporation, a Delaware corporation (the “Company”), Commercial Markets Holdco, LLC, a Delaware limited liability company (“CMH”), SNW Co., Inc., a Delaware corporation (“SNW”), Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R F&F”), and Unilever Swiss Holdings AG, a company organized under the laws of Switzerland (“Unilever”) (each of CMH, SNW, CD&R, CD&R F&F and Unilever, a “Holder” and collectively, the “Holders”). Capitalized terms used in this Agreement are defined in Article 1 of this Agreement.
RECITALS
     WHEREAS, the Company, Diversey Holdings, Inc., a Delaware corporation, and Solution Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, are parties to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which the Holders will receive shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock”); and
     WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, the Company has agreed to enter into this Agreement with the Holders to provide the Holders with certain registration rights with respect to the Company Shares.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1. DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings:
     (a) “Affiliate” has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
     (b) “Closing” means the closing of the transactions contemplated by the Merger Agreement.
     (c) “Commission” means the Securities and Exchange Commission and any successor thereto.
     (d) “Company Shares” means any and all shares of Company Common Stock (i) issued to the Holders pursuant to the Merger Agreement and (ii) issued or issuable with respect to the foregoing by way of stock dividend or a stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     (f) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (g) “Qualified Offering” means a transaction (including an offering pursuant to an effective registration statement) in which Company Shares are sold to an underwriter on a firm commitment basis for reoffering and resale to the public, an offering that is a “bought deal” with one or more investment banks, a block trade or other sale of shares to one or more purchasers in a limited offering or sales process.
     (h) “Registrable Securities” means the Company Shares; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of the following:
     (i) a registration statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and all such Registrable Securities have been disposed of in accordance with such registration statement;
     (ii) such Registrable Securities have been sold under any section of Rule 144 (or any successor rule) under the Securities Act;
     (iii) such Registrable Securities can be disposed of without registration or limitation pursuant to Rule 144 (or any successor rule); provided that if any Holder and its Affiliates beneficially own, in the aggregate, 2.5% or more of the then outstanding Company Common Stock, such Holder shall have the right to elect in its sole discretion that its Company Shares remain Registrable Securities even though such shares may be sold without registration or limitation pursuant to Rule 144 under the Securities Act for so long as such Company Shares constitute 2.5% or more of the then outstanding Company Common Stock;
     (iv) such Registrable Securities are held by the Company or one of its subsidiaries; or
     (v) such Registrable Securities have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
     (i) “Registration Expenses” means any and all expenses incident to the performance of or compliance with this Agreement, including without limitation: (i) all registration and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or quotation service; (iii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (and/or such other national securities exchange or national quotation service on which shares of Company Common Stock are then listed or quoted) or the Financial Industry Regulatory Authority; (iv) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters or holders of securities in connection with blue sky qualifications of the securities and determination of their eligibility for investment under the laws of such jurisdictions); (v) printing expenses, messenger, telephone and delivery expenses; (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent registered public accountants of a comfort letter or comfort letters); (vii) 50% of the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution with respect to any Qualified Offering made pursuant to Section 2.3, and 100% of such expenses with respect to any other Qualified Offering made by the Company; and (viii) any other expenses which are customarily borne by the issuer of securities in a public equity offering; provided, however, that Registration Expenses shall not include, and the Company shall not have any obligation to pay, underwriting or placement agent fees, including discounts and commissions to the extent paid with respect to shares sold by a Holder pursuant to this Agreement, or any legal fees and expenses of counsel to any Holder.
     (j) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     (k) “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     1.2 List of Other Defined Terms. The following capitalized terms are defined in the sections or articles set forth below:

“Agreement”	Preamble
“CD&R”	Preamble
“CD&R F&F”	Preamble
“CMH”	Preamble
“Company”	Recitals
“Company Common Stock”	Recitals
“Effectiveness Period”	Section 2.2
“Holder” and “Holders”	Preamble
“Initial Registration Statement”	Section 2.1
“Inspectors”	Section 3.1(m)
“Merger Agreement”	Recitals
“Permitted Period”	Section 2.8
“Qualified Offering Notice”	Section 2.3(a)
“Records”	Section 3.1(m)
“Registration Statement”	Section 2.1
Settlement Agreement	Section 2.4
“SNW”	Preamble
“Stand Off Period”	Section 5.1
“Unilever”	Preamble
“Violation”	Section 4.1

ARTICLE 2. REGISTRATION RIGHTS
     2.1 Shelf Registration. As of the Closing, an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act on Form S-3 permitting the public offering and sale of all Registrable Securities on a continuous basis pursuant to Rule 415 under the Securities Act (the “Initial Registration Statement”) will have been filed with the Commission and will be effective under the Securities Act with a plan of distribution acceptable to each of the Holders and suitable for use for the manner of distribution specified by each of the Holders. If during the Effectiveness Period the Initial Registration Statement shall cease to be effective, then the Company shall promptly, but in any event within thirty (30) Business Days thereof, file with the Commission and use its reasonable best efforts to cause to be declared effective a registration statement on an appropriate form under the Securities Act permitting the public offering and sale of all Registrable Securities on a continuous basis pursuant to Rule 415 under the Securities Act (any such registration statement, together with the Initial Registration Statement, the “Registration Statement”).
     2.2 Effectiveness Period. The Company shall, subject to Section 2.8, keep the Registration Statement continuously effective under the Securities Act until the date when all Registrable Securities cease to be Registrable Securities (the “Effectiveness Period”). During the Effectiveness Period, the Company shall supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by the Holders or an underwriter of the Registrable Securities (whether or not required by the form on which the Registrable Securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.
     2.3 Qualified Offerings.
     (a) At any time during the Effectiveness Period, a Holder owning (together with its Affiliates) at least 10% of the Registrable Securities (excluding, for the avoidance of doubt, Unilever and its Affiliates) may notify the Company in writing that such Holder desires to sell some or all of its Registrable Securities by means of a Qualified Offering (“Qualified Offering Notice”) and the Company shall take all reasonable steps to facilitate such offering, including the actions required by Article 3 hereof; provided, however, that the Company shall not be obligated to effect, or take any action to effect, a Qualified Offering if:
     (i) the number of Registrable Securities to be sold in the Qualified Offering is not at least $125 million; or
     (ii) such Qualified Offering Notice is received (x) less than 180 days after the last date on which a Qualified Offering was effected pursuant to this Section 2.3 or (y) before the expiration of any lock-up period required by the underwriters in the prior such Qualified Offering if such period is not waived by the underwriters.

     (b) Any request for a Qualified Offering hereunder shall be made to the Company by a Qualified Offering Notice delivered to the Company in accordance with the notice provisions set forth in Section 6.4 of this Agreement. Notwithstanding the foregoing or any other provisions of this Agreement, the Company shall be obligated to effect no more than four (4) Qualified Offerings, no more than two of which shall be made at the request of each of CD&R and its Affiliates, on the one hand, and CMH and its Affiliates, on the other hand, without the written consent of CD&R or CMH, as applicable. An offering pursuant to this Section 2.3 shall not be counted as a Qualified Offering unless such offering is completed.
     (c) In connection with each Qualified Offering pursuant to this Section 2.3, the Holder delivering the Qualified Offering Notice will determine in good faith:
     (i) the managing underwriter, lead book runner(s) and/or placement agents, if any, provided that such managing underwriter, book runner(s) or placement agents are one or more of Goldman Sachs, Citibank, Bank of America Merrill Lynch, JPMorgan, Morgan Stanley, Barclays, Credit Suisse, Deutsche Bank, UBS and Lazard; and
     (ii) such other matters affecting the structure and marketing of the Qualified Offering ; provided, that the determinations referred to in the foregoing clauses (i) and (ii) will be made jointly by CD&R and CMH if (A) CD&R or its Affiliates delivers the Qualified Offering Notice and CMH or its Affiliates elect to participate in such Qualified Offering pursuant to Section 2.4 or (B) CMH or its Affiliates delivers the Qualified Offering Notice and CD&R or its Affiliates elect to participate in such Qualified Offering pursuant to Section 2.4.
     (d) The rights of the Holders set forth in this Section 2.3 are personal to such Holders and, except for a transfer or assignment to an Affiliate of such Holder, may not be transferred or assigned (whether by operation of law or otherwise). Any such attempted transfer or assignment shall be void and of no effect. If any Holder other than the Holder delivering the Qualified Offering Notice requests to participate in such offering pursuant to Section 2.4, and the total amount of Registrable Securities requested by stockholders to be included in such offering pursuant to this Section 2.3 and Section 2.4 exceeds the maximum amount of securities that the underwriters determine in their sole discretion will jeopardize the success of the offering, then the provisions of Section 2.5 shall apply equally to each Holder participating in the Qualified Offering (whether or not such Holder delivered the Qualified Offering Notice), it being agreed that no holder of shares of Company Common Stock (including holders of shares benefitting from registration rights under the Settlement Agreement) other than CD&R, CD&R F&F and CMH shall be permitted to participate in any offering under this Section 2.3 unless CD&R, CD&R F&F and CMH will be able to register and sell in such offering all of the Company Shares they have requested be sold in such registration and sale.
     2.4 Company Registration. If the Company proposes to conduct an underwritten public offering of any of its stock or other equity securities solely for cash pursuant to an effective registration statement under the Securities Act (other than registrations on Form S-8 or S-4 (or any successor forms) or registrations in connection with dividend reinvestment plans and stock purchase plans) including any such offering undertaken pursuant to Section 2.3, then the Company shall promptly give each Holder written notice of such proposed underwritten offering. Upon the written request of any Holder given within twenty (20) days after receipt of such notice from the Company, the Company shall, subject to the provisions of Section 2.5, cause to be included in such offering all of the Registrable Securities that each such Holder requests to be included therein. The Company shall have the right to select the managing underwriter(s) for any underwritten registration not made pursuant to Section 2.3. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form, and such other agreements, including, but not limited to, custody agreements and lock-up agreements, requested by the managing underwriters, so long as all Holders participating in such underwritten offering are required to enter into substantially similar custody agreements or lock-up agreements, as the case may be; provided that no Holder shall be required to make any representations or warranties or give any indemnities other than those related to title and ownership of, and power and authority to transfer, shares and as to the accuracy and completeness of statements made in a registration statement, prospectus or other document in reliance upon, and in conformity with, written information prepared and furnished to the Company or the managing underwriter(s) by such Holder pertaining exclusively to such Holder. No registration of Registrable Securities effected under this Section 2.4 shall relieve the Company of its obligations pursuant to Sections 2.1, 2.2 or 2.3. As of the date of this Agreement, the Company has not entered into any agreement (other than the Settlement Agreement and Release dated November 10, 2003 relating to W.R. Grace & Co. (the “Settlement Agreement”)) providing any Person with registration rights with respect to securities of the Company that are equal to, or more favorable in any respect than, or that otherwise would conflict with, the rights granted under this Section 2.4. From and after the date of this Agreement, the Company shall not, other than the agreement to be entered into in connection with the shares to be issued in the Grace settlement in the form provided to the Holders prior to the entry into the Merger Agreement, (a) enter into any agreement providing any Person with registration rights with respect to securities of the Company that are equal to, or more favorable in any respect than, or that otherwise would conflict with, the rights granted under this Section 2.4 and which does not expressly provide that the Holders in this Agreement have priority over such Persons in any subsequent registration statement or (b) with respect to the Company’s securities, enter into any agreement or arrangement, take any action, or permit any change to occur that violates or subordinates the rights expressly granted to the Holders in this Agreement. Notwithstanding any other provision hereof, Unilever and its Affiliates shall have no rights of notice, to registration or otherwise under this Section 2.4.
     2.5 Underwriting Requirements. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering pursuant to Section 2.4 exceeds the maximum amount of securities that the underwriters determine in their sole discretion will jeopardize the success of the offering by the Company, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion, will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Selling Holders according to the total amount of securities entitled to be included therein owned by each Selling Holder or in such other proportions if mutually agreed to by such Selling Holders); provided, that if an underwritten Qualified Offering is undertaken by the Company pursuant to Section 2.1(f)(i) of the Settlement Agreement, then with respect to a single such offering the opportunity to participate in such offering will be allocated first to the beneficiaries of such registration right under the Settlement Agreement and then to the Holders of Registrable Securities as otherwise provided in this Section 2.5.
     2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Registrable Securities of any Selling Holder that such Selling Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Selling Holder’s Registrable Securities and are typically included in a selling stockholder notice and questionnaire.
     2.7 Expenses of Registration.
     (a) Except as otherwise provided in this Agreement, the Company shall bear all Registration Expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement. The Holders shall bear all expenses (other than any Registration Expenses) incurred in connection with the performance by the Holders of their obligations under the terms of this Agreement.
     (b) Notwithstanding the foregoing provisions or anything to the contrary contained herein, in the case of Qualified Offering pursuant to Section 2.3, the Company shall bear all Registration Expenses incurred in connection with the four Qualified Offerings that the Holders may request pursuant to this Agreement, and the Company shall also bear all underwriting or placement agent fees, including discounts and commissions, relating to any shares of Company Common Stock included by the Company in such Qualified Offering.
     2.8 Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice (which notice shall include a certificate signed by an executive officer of the Company that the Company is suspending the use of the prospectus, a general statement of the reason for the suspension and an estimate of the length of the suspension) to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement, but such Selling Holder may settle any such sales of Registrable Securities) if (a) the Company is pursuing a material financing, acquisition, merger, joint venture, reorganization, disposition or other similar transaction or the Company is resolving comments on its public filings with the Commission or other similar events and the Chief Executive Officer of the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (b) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Chief Executive Officer of the Company, would materially adversely affect the Company; provided, however, in no event shall any such suspension period exceed an aggregate of ninety (90) days in any consecutive 365-day period (the “Permitted Period”). Upon disclosure of such information or the termination of the condition described above, the Company shall promptly (x) provide notice to the Selling

Holders whose Registrable Securities are included in the Registration Statement, (y) terminate any suspension of sales it has put into effect and (z) take such other actions necessary to permit registered sales of Registrable Securities as required or contemplated by this Agreement, including, if necessary, preparation and filing of a post-effective amendment or prospectus supplement so that the Registration Statement and any prospectus forming a part thereof will not include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
     2.9 Information Rights. So long as a Holder owns any Company Shares, the Company shall furnish to such Holder forthwith upon written request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company (which obligation the Company shall be deemed to have complied with if such report is available on EDGAR); and such other Securities Act or Exchange Act reports as such Holder may reasonably request (which obligation the Company shall be deemed to have complied with if such reports are available on EDGAR).
ARTICLE 3. REGISTRATION PROCEDURES
     3.1 Registration Procedures. Whenever required to effect the registration of Registrable Securities or facilitate the distribution thereof pursuant to an effective registration statement (including the Registration Statement), the Company shall, as expeditiously as reasonably practicable:
     (a) cause the Registration Statement to remain effective for the period set forth in Section 2.2 hereof;
     (b) prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the period in which such registration statement is required to be kept effective; provided, however, that before filing such registration statement or any amendments or supplements thereto or the prospectus used in connection therewith, the Company will furnish copies of all such documents proposed to be filed (other than Exchange Act documents incorporated by reference) to counsel for the Selling Holders, the underwriters (if any) and counsel for the underwriters (if any) of Registrable Securities covered by such registration statement, provide reasonable time for Selling Holders, underwriters (if any) and their respective counsel to comment upon such documents if so requested by a Selling Holder or any underwriters and include all such comments reasonably requested by such Selling Holders, underwriters (if any) and their respective counsel, it being agreed that references to counsel for the Selling Holders in this clause (b) shall refer to one counsel designated by CD&R (if CD&R or its respective Affiliates is a Selling Holder), one counsel designated by CMH (if CMH or its respective Affiliates is a Selling Holder) and one counsel designated by Unilever (if Unilever or its respective Affiliates is a Selling Holder);

     (c) furnish to each Holder of Registrable Securities being registered and the underwriters, if any, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits) other than those which are being incorporated into such registration statement by reference, such number of copies of the prospectus contained in such registration statements (including each complete prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as any such Holder or underwriter may reasonably request to the extent such other documents are not available on the Commission’s Electronic Data Gathering Analysis and Retrieval System;
     (d) register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Holders and the underwriters of the securities being registered, if any, shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement is required to be kept effective, and take any other action which may be reasonably necessary to enable the Holders to consummate the disposition in such jurisdiction of the Registrable Securities owned by the Holders;
     (e) immediately notify the Holders if at any time a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, the Company becomes aware of the happening of any event as a result of which the applicable registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Holders, promptly prepare and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such registration statement or such prospectus as may be necessary so that such registration statement or, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
     (f) comply or continue to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission thereunder so as to enable any Holder to sell its Registrable Securities pursuant to Rule 144 promulgated under the Securities Act, including without limitation to:
     (i) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times during the term of this Agreement; and
     (ii) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

     (g) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
     (h) list all Registrable Securities covered by such registration statement on any securities exchange or national quotation system on which any such class of securities is then listed or quoted and cause to be satisfied all requirements and conditions of such securities exchange or national quotation system to the listing or quoting of such securities that are reasonably within the control of the Company including, without limitation, registering the applicable class of Registrable Securities under the Exchange Act, if appropriate, and using commercially reasonable efforts to cause such registration to become effective pursuant to the rules of the Commission in accordance with the terms hereof;
     (i) notify each Holder, promptly after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendments to the registration statement, shall have become effective, or a supplement to any prospectus forming part of such registration statement has been filed or when any document is filed with the Commission which would be incorporated by reference into the prospectus;
     (j) notify each Holder of any request by the Commission for the amendment or supplement of such registration statement or prospectus for additional information;
     (k) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order, injunction or other order or requirement by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and use all commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal if such stop order, injunction or other order or requirement should be issued, (ii) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any proceedings for that purpose and (iii) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;
     (l) use commercially reasonable efforts to obtain as soon as practicable the lifting of any stop order that might be issued suspending the effectiveness of such registration statement;
     (m) make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the “Inspectors”), during normal business hours, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably requested, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with establishing a defense under Section 11 of the Securities Act with respect to such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, provided, however, that the foregoing inspecting and information gathering on behalf of the Selling Holders shall be conducted by one counsel designated by each of CD&R, CMH and Unilever (to the extent any of them or their respective Affiliates is a Selling Holder); and provided further that each such Inspector shall be required to maintain in confidence and not to disclose to any other person (other than each Selling Holder and its counsel) any information or records reasonably designated by the Company as being confidential, except as required by law or to establish a due diligence defense;
     (n) with respect to underwritten offerings only, furnish to each Selling Holder and to each underwriter, if any, a signed counterpart, addressed to such Selling Holder or underwriter, of (i) an opinion or opinions of counsel to the Company and updates thereof and customary negative assurance letters and (ii) if eligible under applicable accounting standards, a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Holders of a majority of the Registrable Securities included in such offering or the managing underwriter or underwriters therefor reasonably request; and
     (o) subject to Section 2.3 hereof, if a disposition of Registrable Securities takes the form of a Qualified Offering, enter into a written underwriting, placement or similar agreements with any underwriters, placement agents or brokers in such form and containing such provisions as are customary for an issuer in connection with a secondary sale of equity securities pursuant to a Qualified Offering and the Company will use its commercially reasonable efforts to facilitate a secondary sale of the Registrable Securities (including making members of senior management of the Company reasonably available to participate in, and cause them to reasonably cooperate with the underwriters, placement agents and brokers in connection with, “road-show” and other customary marketing activities). The Selling Holders shall be parties to any such underwriting, placement or similar agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, placement agents or brokers shall also be made to and for the benefit of such Selling Holders.
     3.2 Covenants of Holders.
     (a) In connection with the filing of any registration statement covering Registrable Securities, each Selling Holder shall furnish in writing to the Company at least 20 business days prior to the Closing date of the Merger such information regarding such Holder (and any of its Affiliates), the Registrable Securities to be sold, the intended method of distribution of such Registrable Securities and such other information requested by the Company as is necessary or it reasonably deems advisable for inclusion in the registration statement relating to such offering pursuant to the Securities Act and as is typically included in a selling stockholder notice and questionnaire, all of which information the Company shall have requested a reasonable period of time before the 20th business day prior to the Closing date of the Merger. Each such Selling Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Selling Holder to the Company or of the occurrence of any event in either case as a result of which any prospectus relating to such registration statement contains or would contain an untrue statement of a material fact regarding such Selling Holder or such Selling Holder’s intended method of disposition of such Registrable Securities or omits to state any material fact regarding such Selling Holder or such Selling Holder’s intended method of disposition of such Registrable Securities necessary in order to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Selling Holder or such Selling Holder’s intended method of disposition of Registrable Securities, an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances then existing. Each Selling Holder agrees to deliver or cause delivery of the prospectus contained in any registration statement to any purchaser of the shares covered by such registration statement from such Holder to the extent required by law.
     (b) Each Holder agrees by acquisition of the Registrable Securities that (i) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(e) hereof, such Holder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e)hereof; (ii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (i) of Section 3.1(k) hereof, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement until such Holder’s receipt of the notice described in clause (iii) of Section 3.1(k) hereof; and (iii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (ii) of Section 3.1(k) hereof, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement in the applicable state jurisdiction(s) until such Holder’s receipt of the notice described in clause (iii) of Section 3.1(k) hereof.
ARTICLE 4. INDEMNIFICATION
     4.1 Indemnification by the Company. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or such Holder’s securities or such underwriter within the meaning of the Securities Act or the Exchange Act, and each officer, director, agent, employee and partner of the foregoing against any losses, claims, damages, liabilities (joint or several), costs and expenses (or actions in respect of any of the foregoing), including amounts paid in settlement, arising out of or based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any other document incorporated by reference therein or prepared by the Company incident to such registration, (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such indemnified party any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information with respect to such Holder, underwriter or controlling person furnished in writing expressly for use in connection with such registration by such Holder, underwriter or controlling person.
     4.2 Indemnification by the Holders. To the fullest extent permitted by law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement in which the Selling Holder is participating, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, liabilities (joint or several), costs and expenses (or actions in respect of any of the foregoing), including amounts paid in settlement, in connection with, arising out of or based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished in writing by such Holder, with respect to such Holder, expressly for use in connection with such registration statement, and each such Holder will pay to each such indemnified party any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, further, that the obligation to indemnify and hold harmless shall be several, not joint and several, among such Selling Holders and the liability of each such Selling Holder shall be in proportion to and limited to the gross proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such registration statement.
     4.3 Notices of Claims, Etc. In the event of the commencement of any action or proceeding (including any governmental investigation) with respect to which an indemnified party seeks indemnification or contribution pursuant to this Article 4, such indemnified party will promptly deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume, at the indemnifying party’s expense, the defense thereof, with counsel reasonably satisfactory to the indemnified party, by giving written notice to the indemnified party within twenty (20) days of the receipt of written notice from the indemnified party of such proceeding of its intention to do so and acknowledging in writing the obligations of the indemnifying party with respect to such proceeding; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of receipt of notice of any such proceeding shall not relieve the indemnifying party of any liability to the indemnified party under this Article 4 except to the extent the indemnifying party was materially prejudiced by such failure (and, in any event, the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Article 4). No indemnifying party, in the defense of any pending or threatened claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement unless such settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
     4.4 Contribution. If the indemnification provided for in this Article 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 4.4 were to be determined solely by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. In no event shall the liability of an indemnifying party under this Section 4.4 be greater in amount than such Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.1 or Section 4.2 hereof, as applicable, had been available under the circumstances. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation. A Selling Holder’s obligation to contribute pursuant to this Section 4.4 shall be in proportion to and limited to the gross proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such registration statement.

     4.5 Survival; Conflict. The obligations of the Company and the Holders under this Article 4 shall survive the completion of any offering of Registrable Securities in a registration statement under Article 2 or otherwise. Notwithstanding the foregoing, except to the extent set forth herein with respect to indemnification of the Company, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with a Qualified Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
ARTICLE 5. MARKET STAND-OFF AGREEMENT; LOCK-UP
     5.1 Market Stand-Off Agreement. Each Holder hereby agrees that it shall not, to the extent required by an underwriter of securities of the Company, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any Registrable Securities for up to ninety (90) days following the effective date of a registration statement of the Company filed under the Securities Act or the date of an underwriting agreement with respect to a firm commitment underwritten public offering of the Company’s securities without the consent of the underwriter (the “Stand-Off Period”); provided, however, that:
     (a) all executive officers and directors of the Company then holding Company Common Stock shall enter into similar agreements for not less than the entire time period required of the Holders hereunder; and
     (b) the Holders shall be allowed any concession or proportionate release allowed to any (i) officer, (ii) director or (iii) other 5% or greater stockholder of the Company that entered into similar agreements; and provided further that this Section 5.1 shall not be applicable (A) against any Holder (including, for the avoidance of doubt, Unilever and its Affiliates) who was not provided the opportunity to include such Holder’s Registrable Securities in such offering pursuant to Section 2.4 or (B) with respect to any Registrable Securities a Holder requested to be included in such offering that were not so included pursuant to Section 2.5, except, in the case of this clause (B), with respect to a Stand-Off Period required by the underwriters with respect to a single underwritten Qualified Offering undertaken by the Company pursuant to Section 2.1(f)(i) of the Settlement Agreement.
     5.2 Lock-up. With respect to any Qualified Offering of Registrable Securities by Holders pursuant to Section 2.3 that is a firm commitment underwritten public offering, the Company agrees not to effect any public sale or distribution, or to file any registration statement (other than registrations on Form S-8 or S-4 (or any successor forms) or registrations in connection with dividend reinvestment plans and stock purchase plans) covering, shares of Company Common Stock or any derivatives thereof, for up to ninety (90) days following the effective date of such offering, or such shorter period as may be agreed by the managing underwriter for such offering. The Company also agrees to use its commercially reasonable efforts to cause such of its directors and senior executive officers to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter.

ARTICLE 6. MISCELLANEOUS
     6.1 Termination; Survival. The rights of each Holder under this Agreement shall terminate upon the earlier of (a) the date that all of the Registrable Securities held by such Holder cease to be Registrable Securities, and (b) five (5) years from the date of this Agreement. Notwithstanding the foregoing, the obligations of the parties under Article 4, Section 6.14 and Section 6.15 hereof, and any claim based on fraud or intentional misrepresentation, shall survive the termination of this Agreement.
     6.2 Counterparts. This Agreement may be executed manually or by facsimile in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     6.3 Prior Agreement; Construction; Entire Agreement. This Agreement represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement, which alone fully expresses all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings.
     6.4 Notices. 1 Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party at the following address:
If to CMH to:
Commercial Markets Holdco, LLC
c/o Johnson Keland Management, Inc.
555 Main Street, Suite 500
Racine, WI 53403-4616
Fax: (262) 260-6165
Attention: President
with a copy to (which shall not constitute notice) to:
McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, Illinois 60606
Fax: (312) 984-7700
Attention: William J. Butler
                    Helen R. Friedli
If to CD&R or CD&R F&F to:
Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York 10152
Racine, WI 53403-4616
Fax: (212) 407-5252
Attention: Richard J. Schnall

with a copy to (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Franci J. Blassberg
                    Jonathan E. Levitsky
If to Unilever to:
Unilever Swiss Holdings AG
c/o Unilever Schweiz GmbH
Bahnhofstrasse 19
CH-8240 Thayngen
Switzerland
Fax: +41 52 645 61 35
Attention: Andreas Reschek, Legal Counsel Switzerland
with a copy to (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: (212) 474-3700
Attention: Mark I. Greene
If to the Company to:
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Par, NJ 07407
Fax: (201) 703-4219
Attention: Chief Financial Officer
with a copy to (which shall not constitute notice to the Company):
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Par, NJ 07407
Fax: (201) 703-4231
Attention: General Counsel
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attention: Charles I. Cogut
                    Patrick J. Naughton

Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt. Inclusion of fax numbers is for convenience only, and notice by fax shall neither be sufficient nor required. Notices shall be deemed delivered upon receipt.
     6.5 Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to be benefit of and be binding upon the successors and assigns of each of the parties hereto, including subsequent Holders of Registrable Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     6.6 Headings. Headings are included solely for convenience of reference and if there is any conflict between headings and the text of this Agreement, the text shall control.
     6.7 Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities (which majority must include CMH and CD&R or an Affiliate of such party, with respect to each of CMH and CD&R so long as such party or its Affiliates owns any Registrable Securities); provided, however, that the provisions of this Agreement may not be amended or waived without the consent of the Holders of all the Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.
     6.8 Interpretation; Absence of Presumption. For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, paragraph or other references are to the Sections, paragraphs, or other references to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) provisions shall apply, when appropriate, to successive events and transactions. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instruments to be drafted.
     6.9 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.
     6.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such severance and construction would materially alter the intent of the parties hereto with respect to the transactions contemplated by this Agreement.
     6.11 Specific Performance; Other Rights. The parties hereto recognize that various rights rendered under this Agreement are unique and that monetary damages would not provide adequate compensation if the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and, accordingly, the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce the rights under this Agreement by actions for injunctive relief and specific performance. The parties agree not to raise any objections or defenses to the availability of equitable remedies (including that a remedy at law would be adequate) to prevent or restrain breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.
     6.12 Further Assurances. In connection with this Agreement, as well as all transactions and covenants contemplated by this Agreement, each party hereto agrees to execute and deliver or cause to be executed and delivered such additional documents and instruments and to perform or cause to be performed such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions and covenants contemplated by this Agreement
     6.13 No Waiver. The waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
     6.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     6.15 Jurisdiction. The parties agree that any suit, action or other proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court located in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or other proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or other proceeding in any such court or that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or other proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.4 shall be deemed effective service of process on such party.
     6.16 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.16.
     6.17 Unilever Participation. Notwithstanding anything herein to the contrary, neither Unilever nor any of its Affiliates shall have any rights or obligations under Section 2.3, Section 2.4, Section 2.5, Section 3.1(n)-(o), or (except for (x) Section 3.1(f) and (y) other than with respect to an offering pursuant to Section 2.3 or Section 2.4 or any other underwritten offering, in connection with a Registration Statement or any sales under a Registration Statement) Section 3.1(a)-(m).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SEALED AIR CORPORATION
By:	/s/ Todd S. Christie
	Name:	Todd S. Christie
	Title:	Interim Chief Financial Officer

COMMERCIAL MARKETS HOLDCO, LLC
By:	/s/ Helen Johnson-Leipold
	Name:	Helen Johnson-Leipold
	Title:	President

CLAYTON, DUBILIER & RICE FUND VIII, L.P. By: CD&R Associates VIII, Ltd., its general partner
By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P. By: CD&R Associates VIII, Ltd., its general partner
By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

[Signature page to Registration Rights Agreement]

SNW CO., INC.
By:	/s/ Sherri Carl Hampel
	Name:	Sherri Carl Hampel
	Title:	Treasurer

UNILEVER SWISS HOLDINGS AG
By:	/s/ Frank Wiedemeijer
	Name:	Frank Wiedemeijer
	Title:	Board Member

By:	/s/ Andreas Reschek
	Name:	Andreas Reschek
	Title:	Board Member

[Signature page to Registration Rights Agreement]